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                                                                    EXHIBIT 3(a)

                           CERTIFICATE OF AMENDMENT
                        TO THE ARTICLES OF INCORPORATION


     Pursuant to the provisions of Act 284, Public Acts of 1972, as amended, the undersigned corporation executes the following Certificate:

      1.    The present name of the corporation is:

            First Manistique Corporation

      2.    The identification number assigned by the Bureau is:  063 316

      3.    The location of the registered office is:

            130 South Cedar
            P.O. Box 369
            Manistique, MI 49854

      4. The following amendments to the Articles of Incorporation were duly adopted on the 23rd day of April, 1996. The amendments were duly adopted in accordance with Section 611(2) of the Act by the vote of the shareholders. The necessary votes were cast in favor of the amendments.

            Article III of the Corporation's Articles of Incorporation is hereby amended to read as follows:

                                 ARTICLE III

            The total number of shares of all classes of stock which the corporation shall have authority to issue is 6,500,000 shares, of which 6,000,000 shares shall be of a single class of common stock and 500,000 shares shall be series preferred stock.

            The authorized shares of common stock are all of one class with equal voting power, and each such share shall be equal to every other such share. The Board of Directors of the corporation may cause the corporation to issue preferred shares in one or more series, each series to bear a distinctive designation and to have such relative rights and preferences as shall be prescribed by resolution of the Board. Such resolutions, when filed, shall constitute amendments to these Articles of Incorporation.

      A new Article VII is added to the Corporation's Articles of Incorporation and reads as follows:

                                  ARTICLE VII

                               BOARD OF DIRECTORS

            Section 1. Authority and Size of Board. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors. The number of directors of the corporation that shall constitute the Board of Directors shall be determined from time to time by resolution adopted by the affirmative vote of:

                 A. At least eighty percent (80%) of the Board of
            Directors, and

                 B. A majority of the Continuing Directors (as
            hereinafter defined).

            Section 2. Classification of Board and Filling of Vacancies. Subject to applicable law, the directors shall be divided into three (3) classes, each class to be as nearly equal in number as possible.



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      At each annual meeting of shareholders, the successors to the class of directors whose term shall then expire shall be elected to hold office for a term expiring at the third succeeding annual meeting and until their successors shall be duly elected and qualified or their resignation or removal. Any vacancies in the Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by an affirmative vote of a majority of the Continuing Directors (as hereinafter defined) and an eighty percent (80%) majority of all of the directors then in office, although less than a quorum, and any director so chosen shall hold office until the next election of the class for which the director was chosen and until his successor shall be duly elected and qualified or his resignation or removal. No decrease in the number of directors shall shorten the term of any incumbent director.

            Section 3. Removal of Directors. Notwithstanding any other provisions of these Articles of Incorporation or the Bylaws of the corporation (and notwithstanding the fact that some lesser percentage may be specified by law or by these Articles of Incorporation or the Bylaws of the corporation), any one or more directors of the corporation may be removed at any time, with or without cause, but only by either (i) the affirmative vote of a majority of the Continuing Directors and at least eighty percent (80%) of the Board of Directors or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least eighty percent (80%) of the voting power of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock") voting together as a single class.

            Section 4.  Certain Definitions.  For the purposes of this
      Article VII:

                  A. A "person" shall mean any individual, firm,
            corporation or other entity.

                  B. "Interested Shareholder" shall mean any person,
            other than the corporation or any Subsidiary, who or which:

                       (i) is the beneficial owner, directly or
                  indirectly, of ten percent (10%) or more of the voting power of the outstanding Voting Stock; or

                       (ii) is an Affiliate of the corporation and at
                  any time within the two (2) year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent (10%) or more of the voting power of the then outstanding Voting Stock; or

                       (iii) is an assignee of or has otherwise
                  succeeded to any shares of Voting Stock which were at any time within the two (2) year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933.

                  C. A person shall be a "beneficial owner" of any Voting
            Stock:

                       (i) which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly; or

                       (ii) which such person or any of its Affiliates
                  or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

                       (iii) which are beneficially owned, directly or
                  indirectly, by any other person with which such person or any of its Affiliates or Associates has any


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                  agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

                  D. For the purposes of determining whether a person is
            an Interested Shareholder pursuant to paragraph B of this
            Section 4, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph C of this Section 4 but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

                  E. "Affiliate" or "Associate" shall have the respective
            meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date this Article of the Articles of Incorporation is filed with the Corporation Division of the Michigan Department of Commerce.

                  F. "Subsidiary" means any corporation of which a
            majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Shareholder set forth in paragraph B of this Section 4, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the corporation.

                  G. "Continuing Director" means any member of the Board
            of Directors of the corporation (the "Board") who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder became an Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the Interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

            Section 5. Powers of Continuing Directors. A majority of the Continuing Directors of the corporation shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VII, including without limitation (i) whether a person is an Interested Shareholder, (ii) the number of shares of Voting Stock beneficially owned by any person and (iii) whether a person is an Affiliate or Associate of another; and the good faith determination of a majority of the Continuing Directors on such matters shall be conclusive and binding for all the purposes of this Article VII.

            Section 6. Nominations for Board. Nominations for the election of directors may be made by the Board of Directors or by a shareholder entitled to vote in the election of directors. A shareholder entitled to vote in the election of directors, however, may make such a nomination only if written notice of such shareholder's intent to do so has been given, either by personal delivery or by United States mail, postage prepaid, and received by the corporation (a) with respect to an election to be held at an annual meeting of shareholders, not later than sixty (60) nor more than ninety (90) days prior to the first anniversary of the preceding year's annual meeting (or, if the date of the annual meeting is changed by more than twenty (20) days from such anniversary date, within ten (10) days after the date the corporation mails or otherwise gives notice of the date of such meeting), and (b) with respect to an election to be held at a special meeting of shareholders called for that purpose, not later than the close of business on the tenth (10th) day following the date on which notice of the special meeting was first mailed to the shareholders by the corporation.

            Each shareholder's notice of intent to make a nomination shall set forth: (i) the name(s) and address(es) of the shareholder who intends to make the nomination and of the person or persons to be nominated; (ii) a representation that the shareholder (a) is a holder of record of stock of the corporation entitled to vote at such meeting, (b) will continue to hold such stock through the date on which the meeting is held, and (c) intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the shareholder; (iv) such other information


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      regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under Section 14 of the Securities Exchange Act of 1934, as amended, as now in effect or hereafter modified; and (v) the consent of each nominee to serve as a director of the corporation if so elected.
      The corporation may require any proposed nominee to furnish such other information as may reasonably be required by the corporation to determine the qualifications of such proposed nominee to serve as a director.

            No person shall be eligible for election as a director unless nominated (i) by a shareholder in accordance with the foregoing procedure or (ii) by the Board of Directors.

      A new Article VIII is added to the Corporation's Articles of Incorporation and reads as follows:

                                  ARTICLE VIII

                     NOTIFICATION OF SHAREHOLDER PROPOSALS

            The Board of Directors of the corporation shall submit for consideration and vote by the shareholders, at annual meetings of the shareholders, only those proposals that are first brought before the meeting by or at the direction of the Board of Directors, or by any shareholder entitled to vote at such meeting
      (a) who submits to the corporation a timely Notice of Proposal in accordance with the requirements of this Article VIII and the proposal is a proper subject for action by shareholders under Michigan law, or (b) whose proposal is included in the corporation's proxy materials in compliance with all the requirements set forth in the applicable rules and regulations in the Securities and Exchange Commission.

            Each shareholder's Notice of Proposal shall set forth:

                  (a) The name and address of the shareholder submitting
            the proposal, as they appear on the corporation's books and records;

                  (b) A representation that the shareholder (i) is a
            holder of record of stock of the corporation entitled to vote at such meeting, (ii) will continue to hold such stock through the date on which the meeting is held, and (iii) intends to appear in person or by proxy at the meeting to submit the proposal for shareholder vote;

                  (c) A brief description of the proposal desired to be
            submitted to the meeting for shareholder vote and the reasons for conducting such business at the meeting; and

                  (d) A description of any financial or other interest of
            such shareholder in the proposal.

            A Notice of Proposal must be given, either by personal delivery or by United States mail, postage prepaid, and received by the corporation not less than thirty (30) days prior to the date of the originally scheduled meeting, regardless of any adjournments thereof to a later date; provided that, if less than forty (40) days' notice of the meeting of shareholders is given by the corporation, the Notice of Proposal must be received by the corporation not later than the close of business on the tenth
      (10th) day following the date on which the notice of the scheduled meeting was first mailed to the shareholders.

            The secretary of the corporation shall notify a shareholder in writing whether his or her Notice of Proposal has been made in accordance with all the requirements of this Article VIII. The chairman of the meeting may refuse to acknowledge the proposal of any shareholder not made in compliance with all such requirements.

      A new Article IX is added to the Corporation's Articles of Incorporation and reads as follows:



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                                  ARTICLE IX

                     AMENDMENT OF ARTICLES VII, VIII OR IX

            Notwithstanding anything contained in these Articles of Incorporation to the contrary, the affirmative vote of at least 80% of the outstanding shares of voting stock of the corporation, voting as a single class, shall be required to amend or repeal
      Article VII, Article VIII or Article IX of these Articles of Incorporation or to adopt any provision inconsistent therewith, unless, such amendment or repeal or inconsistent provision has been recommended for approval by at least 80% of all directors then holding office and by a majority of the Continuing Directors. The term "Continuing Directors" is defined in Article VII.

      A new Article X is added to the Corporation's Articles of Incorporation and reads as follows:

                                   ARTICLE X

                       BOARD EVALUATION OF CERTAIN OFFERS

            Section 1. Matters to be Evaluated. The Board of Directors of this corporation shall not approve, adopt or recommend any offer of any person or entity, other than the corporation, to make a tender or exchange offer for any capital stock of the corporation, to merge or consolidate the corporation with any other entity or to purchase or otherwise acquire all or substantially all of the assets or business of the corporation unless and until the Board of Directors shall have first evaluated the offer and determined that the offer would be in compliance with all applicable laws and that the offer is in the best interests of the corporation and its shareholders. In connection with its evaluation as to compliance with laws, the Board of Directors may seek and rely upon an opinion of legal counsel independent from the offeror and it may test such compliance with laws in any state or federal court or before any state or federal administrative agency which may have appropriate jurisdiction. In connection with its evaluation as to the best interests of the corporation and its shareholders, the Board of Directors shall consider all factors which it deems relevant, including without limitation: (i) the adequacy and fairness of the consideration to be received by the corporation and/or its shareholders under the offer considering historical trading prices of the corporation's stock, the price that might be achieved in a negotiated sale of the corporation as a whole, premiums over trading prices which have been proposed or offered with respect to the securities of other companies in the past in connection with similar offers and the future prospects for this corporation and its business; (ii) the potential social and economic impact of the offer and its consummation on this corporation, and its subsidiaries and their respective employees, depositors and other customers and vendors;
      (iii) the potential social and economic impact of the offer and its consummation on the communities in which the corporation and any subsidiaries operate or are located; (iv) the business and financial condition and earnings prospects of the proposed acquiror or acquirors; and (v) the competence, experience and integrity of the proposed acquiror or acquirors and its or their management.

            Section 2. Amendment, Repeal, etc. Notwithstanding any other provision of these Articles of Incorporation or the Bylaws of the corporation to the contrary (and notwithstanding the fact that a lesser percentage may be specified by law, these Articles of Incorporation or the Bylaws of the corporation), the affirmative vote of the holders of eighty percent (80%) or more of the outstanding shares of capital stock entitled to vote for the election of directors, voting together as a single class, shall be required to amend, repeal or adopt any provision inconsistent with this Article X; provided, however, that this Section 2 of Article X shall be of no force or effect if the proposed amendment, repeal or other action has been recommended for approval by at least eighty percent (80%) of all directors then holding office.

                                        Signed this 25th day of April, 1996.


                                        By:  /s/Ronald G. Ford
                                            -----------------------------------
                                            Ronald G. Ford, President and
                                            Chief Executive Officer


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